Exhibit 10.31

AGREEMENT

This Agreement (this “Agreement”) is made by and between Diedrich Coffee, Inc. (the “Company”) and Philp G. Hirsch (“Employee”).  The Company and Employee desire to enter into this Agreement to establish the terms of Employee’s resignation of employment from the Company.

1.                                       Effectiveness.  This Agreement and the benefits and payments described herein are conditioned upon Employee complying with the terms and conditions set forth in this Agreement, including Employee’s execution and delivery to the Company of this Agreement and the release contained herein.

2.                                       Employment Status.  Employee’s resignation will become effective and his employment with the Company will terminate on the close of business on January 3, 2003 (the “Resignation Date”).  At such time, Employee agrees to relinquish the title and duties of Chief Executive Officer, as well as any other positions he has held within the Company and any of its subsidiaries or affiliates.

3.                                       Earned Amounts.  Upon his resignation, Employee shall receive all compensation (including vacation pay) earned through the Resignation Date.

4.                                       Payments.

(a)                                  Although it is not obligated to do so, the Company, in consideration of this Agreement, will, subject to the terms and conditions of this Agreement (including the expiration of the revocation period set forth in paragraph 24), provide Employee with severance pay in the lump sum amount of $77,465.67 (less all legally required deductions and withholdings).

(b)                                 except as provided in paragraphs 3 and 11 hereof, the foregoing payments shall be the only amounts which the Company shall pay to Employee, and all other payments, wages, bonuses, incentive compensation, promises of future compensation, claims for payments or any other forms of compensation whatsoever are hereby waived.

5.                                       Stock Options.

(a)                                  Employee currently holds options to purchase 25,000 shares of the Company’s common stock issued pursuant to the Diedrich Coffee, Inc. 2000 Equity Incentive Plan (the “Equity Incentive Plan”), all of which options are currently vested (the “Original Options”).  Pursuant to the terms of Employee’s option grant, the Original Options will terminate and no longer be exercisable on the two year anniversary of the Resignation Date.

(b)                                 Pursuant to the terms of that certain Employment Agreement, dated effective as of September 1, 2002 (the “Employment Agreement”), the Company granted Employee 120,000 options (the “Current Options”) under the Equity Incentive Plan.  None of the Current Options have vested, and pursuant to the terms of the option grant, all of the Current Options would terminate on the Resignation Date.  Notwithstanding the foregoing, in consideration of this Agreement, the Company agrees to amend the terms of the option grant:  (i) to accelerate the vesting of 35,000 of the Current Options to cause them to be fully vested and immediately exercisable; and (ii) to provide that such 35,000 options shall be exercisable after the Resignation Date until the two year anniversary thereof.  The exercise price of the Current Options shall remain unchanged.

6.                                       Healthcare Coverage.  Employee shall be afforded the right to continue his medical benefits in accordance with the provisions of COBRA.  Assuming Employee exercises his right to continued medical benefits in accordance with COBRA, the Company will pay the Employee portion of the premiums for Employee’s COBRA coverage (including the premiums for any dependent coverage he elects), until the earlier of:  (i) the date Employee accepts full time employment; (ii) the date he is otherwise no longer eligible for COBRA coverage; or (iii) 12 months after the effective date of this Agreement.  Employee agrees to advise the Company promptly upon his becoming reemployed.

7.                                       Other Perquisites and Benefits.  All other perquisites and employee benefits and Employee’s participation in all other employee benefit programs of the Company which are not described herein shall be terminated on the Resignation Date.

8.                                       Withholding and Taxes.  All payments required to be made by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes.  Employee shall be responsible for any and all income taxes or other taxes incurred by him as a result of his receipt of any payments from the Company pursuant to the terms of this Agreement.

9.                                       Terms of Employment Agreement.  Employee agrees that he is bound and will continue to be bound by the provisions of Section 4.02 of his Employment Agreement.  Employee specifically acknowledges that except as stated in this paragraph 10, the Employment Agreement is of no further force and effect.

10.                                 Business Expenses.  Employee will be reimbursed for all reasonable business expenses incurred by Employee prior to the Resignation Date.  Employee shall submit all such business expenses to the Company within 30 days of the Resignation Date.

11.                                 Company Property.  Employee agrees to return to the Company all property of the Company, including without limitation any documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Employee or the Company in the course of or incident to Employee’s employment with the Company.

12.                                 Confidentiality.  Employee agrees to keep the terms of this Agreement strictly confidential and agrees that he will not disclose its terms to anyone other than his spouse or legal or financial advisors.  To the extent that information contained in this Agreement is disclosed to any of the foregoing, Employee agrees to condition such disclosure on receiving a promise form them not to disclose this information unless required to do so by law.

13.                                 Company Information.

(a)                                  Employee acknowledges that in the course of his employment with the Company, certain factual and strategic information specifically related to the Company and its subsidiaries (such as personnel information, financial information, proprietary computer systems or programs, pricing information, planned projects, marketing strategies and information concerning pending or potential products and transactions) has been disclosed to Employee in confidence which was for the use of the Company or any or all of its subsidiaries (“Company Information”).  Employee understands and agrees that he (i) will keep such Company Information confidential at all times during and after his employment with the Company, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on his own behalf, or on behalf of any third party; provided that this Agreement does not apply to information that becomes publicly available.

(b)                                 In view of the nature of Employee’s employment and the nature of Company Information that Employee received during the course of his employment, Employee agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the confidential status of Company Information and to the Company or any and all of its subsidiaries, and that therefore, the Company shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation.  When specific Company Information becomes generally available to the public other than by Employee’s acts or omissions, it is no longer subject to restrictions in this paragraph.  However, Company Information shall not be deemed to come under the exception merely because it is embraced by more general information which is or becomes generally available to the public.

14.                                 No Claims.  Employee represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against the Company (including any of its subsidiaries, affiliates or current or former employees) with any governmental agency, court, arbitration agency or tribunal, and that Employee will not file any complaint, charge, lawsuit or other proceeding against the Company or any subsidiary, affiliate or current or former employee at any time hereafter for any act or event occurring prior to the date of this Agreement.  Should any agency or court assume jurisdiction of any complaint, charge, or lawsuit against the Company, its subsidiaries or current or former employees on Employee’s behalf, Employee agrees to request that such agency or court dismiss the matter with prejudice.  Employee further agrees not to encourage or induce any person or employee of the Company to assert any claim or cause of action against the Company.

15.                                 Release.  As consideration for the payments and benefits hereunder, Employee, on behalf of himself, his successors, executors, and heirs, hereby forever releases and discharges the Company and any and all present and former subsidiaries, divisions, affiliates, owners, successors in interest, shareholders, directors, officers, heirs, predecessors in interest, assigns, agents, employees, attorneys and representatives of the Company, from any and all causes of action, lawsuits, actions, judgments, liens, indebtedness, damages, losses, claims, complaints (including, but not limited to, those arising under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act), liabilities, and demands arising on or before the date of this Agreement, including without limitation those arising from or attributable in any way to Employee’s employment with the Company, the termination or resignation of Employee’s employment, or any other event occurring prior to the date of this Agreement, and including without limitation any claim for salary, severance pay, or other compensation (as set forth in the Employment Agreement or otherwise) or any claim for non-vested benefits under any employee benefit plan, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity.  However, Employee does not release the Company from any of its obligations pursuant to the terms of this Agreement.

Employee further agrees that this release applies to any claims for damages incurred at any time after the date of this Agreement because of alleged acts or omissions (which occurred on or before the date of this Agreement) of the Company or any and all present and former subsidiaries, divisions and affiliated companies, successors in interest, shareholders, officers, directors, heirs, predecessors in interest, assigns, agents, employees, attorneys and representatives of the Company.

16.                                 Additional Waiver for California.  Employee expressly waives and relinquishes all rights and benefits he may be afforded by California Civil Code Section 1542 (or any comparable provisions of state and federal law), and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release and discharge, Employee acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in his favor at the time of execution of this Agreement, and this Agreement contemplates the extinguishment of any such claim or claims.

17.                                 Advice of Counsel.  Employee represents and agrees that he fully understands his rights to discuss, and that the Company has advised him to discuss, all aspects of this Agreement with his private attorney, that Employee has carefully read and fully understands all the provisions of the Agreement, that Employee understands its final and binding effect, that Employee is competent to sign this Agreement, and that Employee is voluntarily entering into this Agreement.

18.                                 Acknowledgment.  Employee represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Employee’s rights and claims.  Employee acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Agreement, to induce Employee to execute this Agreement.  Employee further acknowledges that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

19.                                 Binding on Successors and Assigns.  This Agreement and the releases contained herein shall be binding on the parties, their representatives, heirs, executors, successors, assigns and creditors, and shall inure to the benefit of each of the parties and all of the persons and entities covered by the releases.

20.                                 Arbitration.  Employee acknowledges and agrees that any dispute regarding the application, interpretation or breach of this Agreement will be subject to final and binding arbitration before JAMS/Endispute of Orange County, which will be the exclusive remedy for such claim or dispute.  Attorneys’ fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of JAMS/Endispute may be entered as a judgment of a court of competent jurisdiction.  This Agreement shall be admissible in any proceeding to enforce its terms.

21.                                 Severability.  Should any provision of this Agreement be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement.

22.                                 Governing Law.  This Agreement shall be construed and interpreted in accordance with California law.

23.                                 Entire Agreement.  This Agreement, and the provisions of the Employment Agreement incorporated herein, contains the entire agreement and understanding between Employee and the Company regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral.  Neither Employee nor the Company shall be bound or liable for any representation, promise or inducement not contained in this Agreement.  This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Employee and the Company.

24.                                 Revocation Period.  Employee acknowledges that he has been given 21 days from receipt of this Agreement to consider signing it (although Employee may, by his own choice, execute this Agreement earlier).  Employee understands that he has 7 days following the signing of this Agreement to revoke it in writing and that this Agreement is not effective or enforceable until the revocation period has expired.  To be effective, any such written revocation shall be personally delivered to Paul C. Heeschen or may be faxed to Mr. Heeschen at (949) 721-7500.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 3rd day of January 2003.

DIEDRICH COFFEE, INC.

By:	/s/ Paul C. Heeschen
Paul C. Heeschen
Chairman of the Board of Directors

/s/ Philip G. Hirsch
Philip G. Hirsch